Exhibit 10.13

Execution Version

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

THIS FIRST AMENDMENT TO MLP CREDIT AGREEMENT (this “Amendment”) dated as of May 6, 2015 (the “First Amendment Effective Date”) is among: PennTex Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), Royal Bank of Canada as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”), and the Lenders (as defined in the Credit Agreement referred to below). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Credit Agreement, as amended hereby.

RECITALS

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain MLP Credit Agreement dated as of December 19, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”).

B. Pursuant to the Credit Agreement, the Lenders have agreed to make Loans to the Borrower and provide certain other credit accommodations to the Borrower from and after the Qualifying IPO Effective Date, provided that the Qualifying IPO Effective Date occurs on or prior to the scheduled commitment termination date set forth in Section 2.06(a) of the Credit Agreement (the “Existing Commitment Termination Date”).

C. The Borrower has requested that the Credit Agreement be amended to, among other things, (i) extend the Existing Commitment Termination Date, (ii) temporarily increase the maximum Consolidated Debt-to-Capital Ratio, (iii) provide for Maximum Availability to be determined based on such increased maximum Consolidated Debt-to-Capital Ratio for the relevant period, (iv) amend the Applicable Margin under the Credit Agreement, and (v) amend the financial covenants and related definitions under the Credit Agreement, each as more particularly set forth herein.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Section 1. Amendments as of the First Amendment Effective Date. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement shall be amended effective as of the First Amendment Effective Date in the manner provided in this Section 1.

1.01 Amendment to Recitals. Paragraphs “C”, “D”, “E”, “F” and “G” of the Recitals of the Credit Agreement shall be amended and restated in their entirety to read in full as follows:

C. Collectively, PennTex Development and MRD WHR LA Midstream LLC, a Delaware limited liability company (“MRD WHR LA”), beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests in PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex JV”).

D. On or prior to June 30, 2015, the Borrower intends to consummate the initial public offering of its Equity Interests (the “IPO”) and the other Specified IPO Transactions.

E. Contemporaneously with the IPO, the Borrower, PennTex Development, PennTex NLA, MRD WHR LA, PennTex JV and PennTex Operating will enter into that certain Contribution, Conveyance and Assumption Agreement substantially in the form attached hereto as Exhibit J and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “IPO Contribution Agreement”), pursuant to which the Borrower and such other Persons will agree to certain contribution transactions to become effective on or prior to the effective date of the IPO, in each case as more particularly described on Schedule 1.01(b) attached hereto (individually or collectively, as the context requires, the “Initial Contribution Transactions”).

F. As part of the Initial Contribution Transactions, each of PennTex NLA and MRD WHR LA will convey their respective limited liability company interests in PennTex JV to the Borrower, in exchange for (a) common units representing limited partner interests in the Borrower, (b) subordinated units representing limited partner interests in the Borrower and (c) cash proceeds from the IPO.

G. Contemporaneously with the IPO, the Borrower, the General Partner and PennTex Development will enter into that certain Omnibus Agreement in substantially the form attached hereto as Exhibit K and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders (as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement, the “Omnibus Agreement”), pursuant to which, among other things, (a) the Borrower will pay certain administrative fees to PennTex Development and/or one or more of its Affiliates, (b) the Borrower will be granted rights of first offer with respect to PennTex Development’s Equity Interests in PennTex Permian, LLC, a Delaware limited liability company and a Subsidiary of PennTex Development, and (c) the Borrower will be granted a license to use the “PennTex” trademark and name.

1.02 Additional Definitions. Section 1.01 of the Credit Agreement shall be amended by adding thereto in alphabetical order each of the following definitions, which shall read in full as follows:

“Consolidated Senior Secured Indebtedness” means, at any date, all Consolidated Total Funded Indebtedness on such date that is secured by a Lien on any Property of the Borrower or any Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, at any date, the quotient of (a) Consolidated Senior Secured Indebtedness of the Borrower as of such date, divided by (b) Consolidated EBITDA for the Rolling Period most recently ended on or prior to such date for which financial statements and a compliance certificate have been delivered pursuant to Section 8.01(a), (b) and (d), as applicable (or, with respect to any Rolling Period ending on or prior to the March 2016 Delivery Date, Annualized Consolidated EBITDA).

“Excess Cash” means, as of any date, the amount, if any, that (a) the aggregate amount of unencumbered (other than by a Lien granted under a Security Instrument) and unrestricted cash and cash equivalents of the Loan Parties, exceeds (b) the aggregate amount of the Loan Parties’ accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, in each case that are greater than ninety (90) days past the date of invoice unless such accounts payable, expenses, liabilities or other obligations are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

“First Amendment Effective Date” means May 6, 2015.

“March 2016 Delivery Date” means the date on which financial statements and a compliance certificate are delivered for the fiscal quarter ending on March 31, 2016 pursuant to Section 8.01(b) and (d).

“Material Notes Indebtedness” means Permitted Notes Indebtedness in respect of which the Borrower and/or its Subsidiaries receive Net Debt Proceeds in excess of $150,000,000 in the aggregate during the term of this Agreement.

“Permitted Notes Indebtedness” means, collectively, Indebtedness of the Borrower and/or any of its Subsidiaries resulting from the issuance after the Qualifying IPO Effective Date of senior unsecured notes; provided that each of the following conditions is satisfied with respect to such Indebtedness:

(a) such Indebtedness does not mature or require any scheduled payments or mandatory redemptions of the principal amount thereof prior to the date that is 91 days after the Maturity Date in effect on the issuance date of such Indebtedness;

(b) such Indebtedness bears no greater than a market interest rate as of the time of its issuance or incurrence (as determined in good faith by the Borrower);

(c) no indenture or other agreement governing such Indebtedness contains (i) any maintenance financial covenants or (ii) any other covenants or events of default that, when taken as a whole, are more restrictive on the Borrower and its Subsidiaries than those contained in this Agreement or prevailing terms and conditions in the market for similarly sized “high yield” senior unsecured note issuances made by issuers similarly situated to the Borrower, as determined in the reasonable discretion of the Administrative Agent;

(d) after giving effect to the issuance or incurrence of such Indebtedness, the Borrower is in pro forma compliance with all applicable covenants set forth in Section 9.01;

(e) no Default exists at the time of or after giving effect to the issuance or incurrence of such Indebtedness;

(f) such Indebtedness is not guaranteed by any Subsidiary that is not a Loan Party; and

(g) such Indebtedness is not secured by a Lien on any Property.

1.03 Restated Definitions. Section 1.01 of the Credit Agreement shall be amended by amending and restating the definitions of each of the following terms to read in full as follows:

“Annualized Consolidated EBITDA” means, for purposes of calculating the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio and the Consolidated Senior Secured Leverage Ratio for any Rolling Period ending on or prior to March 31, 2016, an amount equal to the sum of:

(a) Annualized Unadjusted Consolidated EBITDA; plus

(b) Material Project EBITDA Adjustments, if any, in accordance with the definition of the term “Consolidated EBITDA”; plus

(c) if applicable, any Specified Equity Contribution made in respect of such Rolling Period or any period included within such Rolling Period.

“Annualized Unadjusted Consolidated EBITDA” means:

(a) with respect to the Rolling Period ending on June 30, 2015, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) 12;

(b) with respect to the Rolling Period ending on September 30, 2015, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) 4;

(c) with respect to the Rolling Period ending on December 31, 2015, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) 2; and

(d) with respect to the Rolling Period ending on March 31, 2016, the product of (x) Unadjusted Consolidated EBITDA for such Rolling Period, multiplied by (y) 4/3.

“Management Agreement” means that certain Services and Secondment Agreement to be entered into by and among the Borrower, the General Partner, PennTex Development and PennTex Management, substantially in the form attached hereto as Exhibit L and without any modifications thereto that are materially adverse to the Administrative Agent or the Lenders, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Net Debt Proceeds” means the gross cash proceeds from the incurrence of Indebtedness, net of attorneys’ fees, accountants’ fees and other customary fees and expenses actually incurred in connection therewith.

“PennTex NLA Operating” means PennTex North Louisiana Operating, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of PennTex JV.

“Permitted Drop Down” and “Permitted Drop Downs” mean, individually or collectively as the context requires, any contribution, sale or other direct or indirect transfer by PennTex Development and/or one or more of its Subsidiaries, of any material operating Midstream Properties or Equity Interests in a Person owning material operating Midstream Properties, as the case may be, to any Loan Party that is consummated in accordance with a Contribution Agreement and satisfies each of the requirements set forth in Section 9.05(n).

“Registration Statement” means the Amendment No. 4 to Form S-1 Registration Statement File No. 333-199020, filed by the Borrower with the SEC on April 16, 2015, as amended from time to time prior to the Qualifying IPO Effective Date.

“Rolling Period” means, with respect to the fiscal quarter ending June 30, 2015 and the last day of any fiscal quarter ending thereafter:

(a) for the fiscal quarter ending on June 30, 2015, the calendar month of June, 2015;

(b) for the fiscal quarter ending on September 30, 2015, the one fiscal quarter period ending on September 30, 2015;

(c) for the fiscal quarter ending on December 31, 2015, the period of two fiscal quarters ending on December 31, 2015;

(d) for the fiscal quarter ending on March 31, 2016, the period of three fiscal quarters ending on March 31, 2016; and

(d) for each fiscal quarter thereafter, the period of four fiscal quarters ending on the last day of such fiscal quarter.

1.04 Deleted Definitions. Section 1.01 of the Credit Agreement shall be amended by deleting each of the following definitions from such section in its entirety: “Mt. Olive Drop Down”; and “Mt. Olive EBITDA Adjustment”.

1.05 Amendment to Definition of “Applicable Margin”. Section 1.01 of the Credit Agreement shall be amended by amending the definition of the term “Applicable Margin” as follows:

(a) The pricing grid set forth in the definition of the term “Applicable Margin” shall be amended and restated in its entirety to read as follows:

Level	Consolidated Total Leverage Ratio	Eurodollar Loans	ABR Loans	Commitment Fee Rate
I	Less than or equal to 2.50 to 1.00	2.00%	1.00%	0.375%
II	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	2.25%	1.25%	0.375%
III	Greater than 3.00 to 1.00 but less than or equal to 3.50 to 1.00	2.50%	1.50%	0.375%
IV	Greater than 3.50 to 1.00 but less than or equal to 4.00 to 1.00	2.75%	1.75%	0.500%
V	Greater than 4.00 to 1.00 but less than or equal to 4.50 to 1.00	3.00%	2.00%	0.500%
VI	Greater than 4.50	3.25%	2.25%	0.500%

; and

(b) The last paragraph of such definition shall be amended by replacing each reference to “Level ‘V’” appearing in such paragraph with a reference to “Level ‘VI’”.

1.06 Amendment to Definition of “Consolidated EBITDA”. Section 1.01 of the Credit Agreement shall be amended by (a) deleting the parenthetical phrase “(other than the initial construction of the Mt. Olive Plant and related Midstream Properties of the Loan Parties)” appearing in the second sentence of clause “(b)” of such definition, (b) replacing the semi-colon appearing at the end of clause “(c)” of the definition of the term “Consolidated EBITDA” with a period, (c) deleting the word “plus” appearing immediately after such period, and (d) deleting clause “(d)” of such definition in its entirety.

1.07 Amendment to Definition of “Consolidated Total Funded Indebtedness”. Section 1.01 of the Credit Agreement shall be amended by inserting a new proviso immediately before the period at the end of the definition of the term “Consolidated Total Funded Indebtedness” to read in full as follows:

; provided that, from and after the issuance or incurrence of any Material Notes Indebtedness, solely with respect to the calculation of Consolidated Total Funded Indebtedness as of any date during the two fiscal quarter period commencing on the first day of the fiscal quarter in which such Material Notes Indebtedness is issued or incurred and only if outstanding Loans and any other Revolving Credit Exposure (excluding LC Exposure in respect of undrawn Letters of Credit) are prepaid to a zero balance on the date of such issuance or incurrence, the foregoing sum shall be reduced by Excess Cash as of such date of determination.

1.08 Amendment to Definition of “Consolidated Total Leverage Ratio”. Section 1.01 of the Credit Agreement shall be amended by replacing the reference to “the December 2015 Delivery Date” appearing in the definition of the term “Consolidated Total Leverage Ratio” with a reference to “the March 2016 Delivery Date”.

1.09 Amendment to Definition of “Contribution Agreement”. Section 1.01 of the Credit Agreement shall be amended by replacing the phrase “, PennTex JV, and/or one or more of their respective Affiliates” appearing in the definition of the terms “Contribution Agreement” and “Contribution Agreements” with the phrase “and/or one or more of its Affiliates”.

1.10 Amendments to Definition of “Maximum Availability”. Section 1.01 of the Credit Agreement shall be amended by amending the definition of the term “Maximum Availability” as follows:

(a) Clause “(a)” of such definition shall be amended by inserting a proviso immediately after the semi colon at the end of such clause to read in full as follows:

provided that, effective only for the period commencing on the Qualifying IPO Effective Date and ending on June 30, 2015, the maximum Consolidated Debt-to-Capital Ratio that is used to calculate the amount determined under the foregoing subclause (i) shall be temporarily increased to a ratio of 0.40 to 1.00;

; and

(b) Clause “(b)” of such definition shall be amended by replacing the reference to “4.5” in such clause with a reference to “the applicable maximum Consolidated Total Leverage Ratio permitted for the Rolling Period ending on September 30, 2015 pursuant to Section 9.01(c)(i)(A) or (B), as the case may be”.

1.11 Amendment to Definition of “Qualifying IPO Effective Date”. Section 1.01 of the Credit Agreement shall be amended by amending the definition of the term “Qualifying IPO Effective Date” as follows:

(a) Clause “(d)” of such definition shall be amended and restated to read in full as “(d) [Reserved];”;

(b) Clause “(e)” of such definition shall be amended by inserting the following immediately before the semi-colon appearing at the end of such clause:

, including the joinder of any new Subsidiary of the Borrower resulting from the Initial Contribution Transactions and/or the Specified IPO Transactions as a Guarantor under the Guaranty and Collateral Agreement and the execution and delivery of Security Instruments in accordance with Section 6.01(g)

; and

(c) Clause “(f)” of such definition shall be amended by replacing the reference to “September 30, 2014” with a reference to “December 31, 2014”:

1.12 Amendment to Definition of “Unadjusted Consolidated EBITDA.” Section 1.01 of the Credit Amendment shall be amended by amending the definition of the term “Unadjusted Consolidated EBITDA” by replacing the reference to “March 31, 2015” appearing in subsection “(vi)” thereof with a reference to “June 30, 2015”.

1.13 Amendment to Scheduled Commitment Termination Date. Section 2.06(a) of the Credit Agreement shall be amended by replacing the reference to “May 29, 2015” appearing in such section with a reference to “June 30, 2015”.

1.14 Amendment to Borrowing Conditions. Section 6.02 of the Credit Agreement shall be amended by amending and restating clause “(e)” of such section to read in full as follows:

(e) The Borrower shall be in pro forma compliance with the financial covenants set forth in Section 9.01 (calculated in a manner reasonably acceptable to the Administrative Agent after giving effect to such Borrowing) applicable on the last day of the fiscal quarter in which such Borrowing is to be made, as evidenced by a certificate executed by a Responsible Officer of the Borrower attaching the supporting detail for such calculations; provided that, with respect to any Borrowing during the period commencing on the Qualifying IPO Effective Date and ending on June 30, 2015, in lieu of the foregoing requirement under this clause (e), the Borrower shall be in pro forma compliance with the financial covenant set forth in Section 9.01(a) applicable on the last day of the fiscal quarter ending on June 30, 2015.

1.15 Amendment to Financial Statement Reporting Covenant. Section 8.01(b) of the Credit Agreement shall be amended by deleting the phrase “and only to the extent that the Borrower timely elects the calendar month of June, 2015 as the Rolling Period for such fiscal quarter in accordance with clause (a) of the definition of the term “Rolling Period”” where it appears at the beginning of subsection “(ii)” of such section.

1.16 Amendment to Consolidated Debt-to-Capital Ratio Covenant. Section 9.01(a) of the Credit Agreement shall be amended by inserting the following proviso immediately before the period at the end of such section:

; provided that, with respect to the last day of each of the fiscal quarters ending December 31, 2014, March 31, 2015 and June 30, 2015,

respectively, in lieu of the foregoing requirement under this clause (a), the Borrower shall not permit the Consolidated Debt-to-Capital Ratio as of such date to exceed 0.40 to 1.00

1.17 Amendment to Consolidated Interest Coverage Ratio Covenant. Section 9.01(b) of the Credit Agreement shall be amended by replacing the reference to “3.00” appearing in such section with a reference to “2.50”.

1.18 Restatement of Leverage Covenants. Section 9.01(c) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(c) Leverage Ratios.

(i) Consolidated Total Leverage Ratio.

(A) Prior to the incurrence by the Borrower and/or any of its Subsidiaries of Material Notes Indebtedness, the Borrower shall not permit the Consolidated Total Leverage Ratio as of the last day of any fiscal quarter of the Borrower commencing with the fiscal quarter ending September 30, 2015 to exceed the ratio set forth for such fiscal quarter in the following grid:

Fiscal Quarter Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2015	5.25 to 1.00
December 31, 2015	5.00 to 1.00
March 31, 2016 and each fiscal quarter thereafter	4.75 to 1.00

; provided that, at the irrevocable written election of the Borrower upon the closing of any Material Acquisition (by delivering written notice of such election to the Administrative Agent on or prior to the closing date of such Material Acquisition), the maximum Consolidated Total Leverage Ratio permitted under this clause (c)(i)(A) shall be increased to 5.25 to 1.00 for the Rolling Period ending on the last day of the fiscal quarter in which such Material Acquisition occurs and for each of the Rolling Periods ending on the last day of the next two immediately following fiscal quarters; provided further that the Borrower may not make more than one election under this clause (c)(i)(A) or under Section 9.01(c)(i)(B) or (c)(i)(C) in any 12 month period.

(B) If the Borrower and/or any of its Subsidiaries incur Material Notes Indebtedness prior to September 30, 2015, the Borrower shall not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit the Consolidated Total Leverage Ratio as of such date to exceed the ratio set forth for such fiscal quarter in the following grid:

Fiscal Quarter Ending	Maximum Consolidated Total Leverage Ratio
September 30, 2015	5.50 to 1.00
December 31, 2015	5.25 to 1.00
March 31, 2016 and each fiscal quarter thereafter	5.00 to 1.00

; provided that, at the irrevocable written election of the Borrower upon the closing of any Material Acquisition (by delivering written notice of such election to the Administrative Agent on or prior to the closing date of such Material Acquisition), the maximum Consolidated Total Leverage Ratio permitted under this clause (c)(i)(B) shall be increased to 5.50 to 1.00 for the Rolling Period ending on the last day of the fiscal quarter in which such Material Acquisition occurs and for each of the Rolling Periods ending on the last day of the next two immediately following fiscal quarters; provided further that the Borrower may not make more than one election under this clause (c)(i)(B) or under Section 9.01(c)(i)(A) or (c)(i)(C) in any 12 month period.

(C) If the Borrower and/or any of its Subsidiaries incur Material Notes Indebtedness after September 30, 2015, the Borrower shall not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit the Consolidated Total Leverage Ratio as of such date to exceed 5.00 to 1.00; provided that, at the irrevocable written election of the Borrower upon the closing of any Material Acquisition (by delivering written notice of such election to the Administrative Agent on or prior to the closing date of such Material Acquisition), the maximum Consolidated Total Leverage Ratio permitted under this clause (c)(i)(C) shall be increased to 5.50 to 1.00 for the Rolling Period ending on the last day of the fiscal quarter in which such Material Acquisition occurs and for each of the Rolling Periods ending on the last day of the next two immediately following fiscal quarters; provided further that the Borrower may not make more than one election under this clause (c)(i)(C) or under Section 9.01(c)(i)(A) or (c)(i)(B) in any 12 month period.

(ii) Consolidated Senior Secured Leverage Ratio. From and after the incurrence by the Borrower and/or any of its Subsidiaries of Material Notes Indebtedness, the Borrower shall not, as of the last day of each fiscal quarter then remaining during the term of this Agreement, permit its Consolidated Senior Secured Leverage Ratio to exceed 3.50 to 1.00.

1.19 Amendment to Limitation on Indebtedness. Section 9.02 of the Credit Agreement shall be amended by (a) deleting the word “and” appearing at the end of clause “(g)” of such section, (b) re-lettering existing clause “(h)” of such section as clause “(i)”, and (c) inserting a new clause “(h)” of such section immediately after existing clause “(g”) to read in full as follows:

(h) Permitted Notes Indebtedness; and

1.20 Amendments to Rolling Period References. Sections 9.05(k)(ii) and 9.05(l)(ii) are each amended to delete the phrase “to the Rolling Period ending” in its entirety where it appears in such sections.

1.21 Amendment to Lincoln Parish Commercial Operation Date Default. Section 10.01 of the Credit Agreement shall be amended by deleting the reference to “May 31, 2015” appearing in clause “(o)” of such section and replacing it with a reference to “June 30, 2015”.

1.22 Amendment to Section 10.01(p). Section 10.01(p) of the Credit Agreement shall be amended by deleting the phase “Mt. Olive Drop Down shall have occurred and the” in its entirety where it appears in such section.

1.23 Restatement of Credit Agreement Schedules. The Credit Agreement shall be amended by (a) amending and restating Schedules 1.01(b), 1.01(d), 7.15, 7.23 and 8.20 to the Credit Agreement as Schedules 1.01(b), 1.01(d), 7.15, 7.23 and 8.20 attached hereto, and (b) replacing each reference contained in Section 7.23 of the Credit Agreement that limits any representation as to the contents of Schedule 7.23 to “the Effective Date” with a reference to “the First Amendment Effective Date”.

1.24 Restatement of Credit Agreement Exhibits. The Credit Agreement shall be amended by amending and restating Exhibits I, J, K and L to the Credit Agreement as Exhibits I, J, K and L attached hereto.

Section 2. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

2.01 Counterparts; Related Amendments. The Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower and the Lenders, counterparts of the attached consent and acknowledgment duly executed by each Guarantor, and fully executed copies of corresponding amendments to the PennTex Development Credit Facility and the PennTex JV Credit Facility, each in form and substance satisfactory to the Administrative Agent.

2.02 Fees. The Administrative Agent, the Arrangers and the Lenders shall have received all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

2.03 Organization Documents. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party setting forth (a) resolutions of its board of managers or directors or equivalent governing body or Person with respect to the authorization of such Loan Party to execute and deliver the Loan Documents to which it is a party, as amended hereby, and to enter into the Transactions contemplated thereby and hereby, (b) the officers of such Loan Party (i) who are authorized to sign the Loan Documents to which such Loan Party is a party and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as such Loan Party’s representatives for the purposes of signing documents and giving notices and other communications in connection with the Loan Documents, as amended hereby, and the Transactions contemplated thereby and hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organization Documents of each Loan Party, certified as being true and complete, or, in lieu of such certifications, certifying as to no change in the corresponding matters certified in any similar certificate delivered in connection with the most recent amendment to the Credit Agreement. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from such Loan Party to the contrary.

2.04 Good Standing Certificates. The Administrative Agent shall have received certificates of the appropriate state agencies with respect to the existence, qualification and good standing of each Loan Party.

2.05 Compliance Certificate. The Administrative Agent shall have received a compliance certificate substantially in the form of Exhibit E-1 to the Credit Agreement, duly and properly executed by a Financial Officer of the Borrower and dated as of the First Amendment Effective Date, certifying (a) as to the accuracy and completeness of all representations and warranties contained in the Loan Documents, including this Amendment, (b) that after giving effect to the Transactions on the First Amendment Effective Date, the Loan Parties, taken as a whole, are Solvent, (c) that no Default has occurred or is continuing, (d) that no Material Adverse Change has occurred since December 31, 2014, (e) that no proceeding under any Debtor Relief Law is pending or threatened in respect of any Loan Party, its debts, or any substantial part of its assets, (f) that the Loan Parties have received all consents and approvals required by Section 7.03 of the Credit Agreement, and (g) that the conditions set forth in subsections 2.07 and 2.08 of this Section 2 are satisfied as of the First Amendment Effective Date.

2.06 Legal Opinion. The Administrative Agent shall have received a customary legal opinion from Locke Lord LLP, special counsel to the Loan Parties, which opinion shall permit reasonable reliance by permitted assigns of each of the Administrative Agent and the Lenders and shall otherwise be in form and substance satisfactory to the Administrative Agent.

2.07 Pro Forma Compliance. The Administrative Agent will be reasonably satisfied that, after giving pro forma effect to the Transactions and any Borrowing occurring on the First Amendment Effective Date, the Consolidated Debt-to-Capital Ratio (calculated in a manner reasonably acceptable to the Administrative Agent) will not exceed 0.40 to 1.00.

2.08 No Material Litigation. No material litigation, arbitration or similar proceeding shall be pending or threatened in writing that (a) calls into question the validity or enforceability of this Amendment, the Credit Agreement, the other Loan Documents or the Transactions or (b) has had, or could reasonably be expected to have, a Material Adverse Effect.

2.09 Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04 of the Credit Agreement, for purposes of determining compliance with the conditions specified in this Section 2, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 2 to be consented to or approved by or acceptable or reasonably satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the date hereof specifying its objection thereto. All documents executed or submitted pursuant to this Section 2 by and on behalf of the Borrower or any of other Loan Party shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the First Amendment Effective Date, and such notice shall be conclusive and binding.

Notwithstanding the foregoing, the items specified on Schedule 8.20 shall be delivered in accordance with Section 8.20 of the Credit Agreement, as amended hereby.

Section 3. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower and, by its execution of the attached consent and acknowledgment, each Guarantor hereby represent and warrant to the Lenders and the Administrative Agent as follows:

3.01 Reaffirmation of Existing Representations and Warranties. After giving effect to this Amendment, each representation and warranty contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects on the date hereof, except (a) to the extent any such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties continue to be true and correct in all material respects as of such date and (b) to the extent that any such representation or warranty is qualified by “material” or “Material Adverse Effect” references therein, such representation or warranty is true and correct in all respects on the date hereof.

3.02 Due Authorization; No Conflict. The execution, delivery and performance of this Amendment, and the performance of the Credit Agreement as amended hereby, (a) are within the Borrower’s limited liability company powers, have been duly authorized by all necessary limited liability company action and, if required, equity owner action (including any action required to be taken by any class of directors, managers or equity holders of the Borrower or any other Person, whether interested or disinterested) in order to ensure the due authorization of this Amendment and the Transactions contemplated hereby, (b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including any class of directors, managers or equity holders of the Borrower or any other Person, whether interested or disinterested,), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Amendment or the consummation of the Transactions contemplated hereby, except such as have been obtained or made and are in full force and effect and other than those third party approvals or consents that, if not made or obtained, would not cause a Default, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, (c) will not violate any applicable Governmental Requirement or any Organization Documents of the Borrower or any other Loan Party, or any order of any Governmental Authority, (d) will not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any other Loan Party or give rise to a right thereunder to require any payment to be made by the Borrower or such Loan Party, (e) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Loan Party, and (f) will not result in the creation or imposition of any Lien on any Property of the Borrower or any other Loan Party (other than the Liens created by the Loan Documents).

3.03 Validity and Enforceability. The Credit Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, subject to applicable Debtor Relief Laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.04 No Default. No Default has occurred that is continuing.

3.05 No Defense. The Borrower acknowledges that no Loan Party has any defense to (a) Borrower’s obligations to pay the Secured Obligations when due or (b) the validity, enforceability or binding effect against any Loan Party of the Credit Agreement or any of the other Loan Document to which it is a party or any Liens intended to be created thereby.

3.06 No Material Adverse Change. As of the First Amendment Effective Date, no Material Adverse Change has occurred since December 31, 2014.

Section 4. Miscellaneous.

4.01 No Implied Consent or Waiver. This Amendment shall not be construed as a consent to the departure from or a waiver of the terms and conditions of the Credit Agreement, except as expressly set forth herein.

4.02 Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. The amendments contemplated hereby shall not limit or impair any Liens securing the Secured Obligations, each of which are hereby ratified, affirmed and extended to secure the Secured Obligations as they may be increased pursuant hereto.

4.03 Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

4.04 Legal Expenses. The Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation and execution of this Amendment and all related documents.

4.05 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Images of signatures transmitted by facsimile or other electronic transmission (e.g. .pdf) shall be effective as originals.

4.06 Integration. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

4.07 Headings. The headings, captions and arrangements used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

4.08 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

4.09 Loan Document. The parties hereto agree that this Amendment shall constitute a Loan Document under and as defined in the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWER:

PENNTEX MIDSTREAM PARTNERS, LP

By:	PennTex Midstream GP, LLC,
its general partner

By:	/s/ Steven R. Jones
Name:	Steven R. Jones
Title:	Chief Financial Officer

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

The undersigned (i) consents and agrees to this Amendment, and (ii) agrees that the Loan Documents to which it is a party (including, without limitation, the Guaranty and Collateral Agreement) shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms.

CONSENTED, ACKNOWLEDGED AND AGREED TO BY:

GUARANTOR:

PENNTEX MIDSTREAM OPERATING, LLC

By:	PennTex Midstream Partners, LP, its sole member

By:	PennTex Midstream GP, LLC, its general partner

By:	/s/ Steven R. Jones
Name:	Steven R. Jones
Title:	Chief Financial Officer

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

ADMINISTRATIVE AGENT:

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Ann Hurley
Name:	Ann Hurley
Title:	Manager, Agency

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

ISSUING BANK AND LENDER:

ROYAL BANK OF CANADA, as Issuing Bank and Lender

By:	/s/ Jason S. York
Name:	Jason S. York
Title:	Authorized Signatory

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

WELLS FARGO BANK, N.A.

By:	/s/ Andrew Ostrov
Name:	Andrew Ostrov
Title:	Director

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

BARCLAYS BANK PLC

By:	/s/ Christopher Lee
Name:	Christoper Lee
Title:	Vice President

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

CITIBANK, NATIONAL ASSOCIATION

By:	/s/ Eamon Baqui
Name:	Eamon Baqui
Title:	Vice President

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

SUNTRUST BANK

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Anson Williams
Name:	Anson Williams
Title:	Authorized Officer

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Shai Bander
Name:	Shai Bander
Title:	Vice President

By:	/s/ Laureline de Lichana
Name:	Laureline de Lichana
Title:	Vice President

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Christopher Kuna
Name:	Christopher Kuna
Title:	Vice President

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

LENDER:

AMEGY BANK, NATIONAL ASSOCIATION

By:	/s/ Brock Hudson
Name:	Brock Hudson
Title:	Senior Vice President

FIRST AMENDMENT TO MLP CREDIT AGREEMENT

SCHEDULE 8.20

POST-CLOSING OBLIGATIONS

1.	Mortgages. Within 5 Business Days after the Qualifying IPO Effective Date, the Borrower shall cause to be executed and delivered to the Administrative Agent a Mortgage with respect to the sites of each of the Lincoln Parish Plant and the Mt. Olive Plant that is prior and superior to all other Liens on such Properties, other than Excepted Liens and Liens permitted under Section 9.03(c), and shall deliver such mortgage releases and such other documentation as shall be necessary to terminate, release or assign to the Administrative Agent all Liens (other than Permitted Liens) encumbering such Property, in each case, in proper form for recordation in the appropriate jurisdictions.

2.	Mortgagee Title Policies. On or prior to the first Business Day at least 30 days after the Qualifying IPO Effective Date, the Borrower shall cause to be delivered to the Administrative Agent, a mortgagee title policy with respect to the sites of each of the Lincoln Parish Plant and the Mt. Olive Plant in form and substance reasonably satisfactory to the Administrative Agent.